Exhibit 99.1

FinTech Evolution Acquisition Group. Announces Pricing of Upsized $240,000,000 Initial Public Offering

New York, NY, March 01, 2021 (GLOBE NEWSWIRE) -- FinTech Evolution Acquisition Group. (the “Company”) announced today that it priced its upsized initial public offering of 24,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading tomorrow, Tuesday, March 2, 2021, under the ticker symbol “FTEV.U”. Each unit consists of one of the Company’s shares of Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.  Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FTEV” and “FTEV WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its efforts on Financial Technology and technology-enabled services (“FinTech”) businesses that offer specific technology solutions, broader technology software, or services/products to the financial services industry.

UBS Investment Bank is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on March 1, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Rohit Bhagat
650.739.6741
rohit@fintechevolution.net